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                     December 18, 2020

       Nicholas Campanella
       Chief Financial Officer
       Sun Pacific Holding Corp.
       215 Gordon   s Corner Road, Suite 1a
       Manalapan, NJ 07726

                                                        Re: Sun Pacific Holding
Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed December 7,
2020
                                                            File No. 000-51935

       Dear Mr. Campanella:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              William Robinson
Eilers, Esq